EXHIBIT 23.1


                   Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Sovereign Bancorp, Inc. for the registration of 15,411,172 common shares and to the incorporation by reference therein of our report dated February 5, 2001, except for Note 26, as to which the date is March 1, 2001, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




Philadelphia, Pennsylvania
October 17, 2001

                             /s/ Ernst & Young, LLP